UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 25, 2007
Asyst Technologies, Inc.
(Exact Name of Registrant as Specified in Charter)

California	000-22430	94-2942251

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification Number)

46897 Bayside Parkway, Fremont, California	94538

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (510) 661-5000

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     Michael A. Sicuro, age 48, joined Asyst as Senior Vice President and Chief Financial Officer on January 25, 2007. From January 2004 to June 2006, Mr. Sicuro was Chief Financial Officer for Progressive Gaming International Corp., a publicly traded technology company serving the gaming industry. From 2001 to 2004 Mr. Sicuro was Chief Financial Officer for Lightspan, Inc., a publicly traded company that provided curriculum-based instructional and assessment resources for use both in schools and homes, and from 1996 to 2000 Mr. Sicuro was Chief Financial Officer for ITLA Capital, a publicly traded specialty finance holding company. Before joining ITLA Capital, he held positions as Chief Financial Officer of Blue Cross of California (WellPoint Health Networks) and as Chief Financial Officer of U.S. Bancorp Mortgage and held senior financial positions with several other large financial organizations.
     Asyst has entered into an employment agreement with Mr. Sicuro under which he is employed on an at-will basis at an annual base salary of $300,000 and, as discussed below, is eligible to receive certain equity awards in conjunction with his continuing employment. Mr. Sicuro is also eligible to participate in Asyst’s annual bonus plan for the fiscal year ending March 31, 2008 with a target bonus of 75% of his annual base salary. Mr. Sicuro is also entitled to a lump-sum advance of $125,000; provided, however, that if his employment is terminated under specified circumstances at any time during the first three years of his employment, he will be obligated to return a proportionate amount of that sum to Asyst less amounts previously withheld for taxes.
     Under the employment agreement, Asyst has agreed to offer Mr. Sicuro (i) an option to purchase 150,000 shares of its common stock and (ii) 105,000 shares of restricted common stock. The option and shares vest over a three-year period. If the Company terminates Mr. Sicuro’s employment other than for cause as defined pursuant to the agreement during the first three years of Mr. Sicuro’s employment, he will be entitled to an additional 12 months of vesting under these awards. He is also eligible for additional stock awards as may be determined by our board of directors for fiscal 2008.
     The employment agreement also provides that he will be offered an indemnification agreement comparable to that currently in effect for Asyst’s other officers, and a change of control agreement under which he will be entitled to certain compensation and benefits in the event his employment is terminated, without cause or under certain circumstances identified in the agreement, within the two-year period following a change in control of our company. Under the change of control agreement, Mr. Sicuro could be entitled to receive, subject to the terms of the agreement: (a) compensation equal to two times the sum of (x) his annual base salary and (y) the average of his annual bonuses paid for the three years prior to such termination; (b) continuing coverage for up to two years under life, disability, accident and health benefit programs covering senior executives; and (c) immediate accelerated vesting of any unvested stock options and stock grants, with up to one year following termination of his employment to exercise stock options vested as of the date of termination of his employment. The agreement remains in effect for two years (provided no change in control has occurred before that date).

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ASYST TECHNOLOGIES, INC.
Date: January 30, 2007	By:	/s/ Steve Debenham
Steve Debenham
Vice President, General Counsel & Secretary